Exhibit 99.1

Weave Expands Leadership Team, Naming Brett White as President and Chief Operating Officer and Branden Neish as Chief Product Officer

Former SaaS COO and CEO join Weave to strengthen operational execution, drive product innovation, and accelerate revenue growth

LEHI, UTAH (April 22, 2022) – Weave (NYSE: WEAV), a leading all-in-one customer communications and engagement software platform for small and medium-sized businesses, announced two new additions to its leadership today. Weave’s expansion of its world-class executive team will continue to strengthen its operational and product capabilities, adding value to both customers and shareholders as the company focuses on accelerating growth.

Brett White will be President and Chief Operating Officer, effective April 25. White, formerly COO and CFO at Mindbody, is a highly skilled and accomplished public company executive with extensive SaaS and payments experience building world-class financial and operational teams. White joined the Weave Board of Directors in July 2020 and will continue to serve as a Director, stepping down from his role as Audit Committee Chair. Board Chairperson Stuart Harvey has been appointed to replace White as Audit Committee Chair.

“Brett White has been an instrumental Board member guiding Weave as we scaled operations and prepared for our initial public offering,” said Roy Banks, Weave CEO. “His deep understanding of verticalized software solutions, the payments industry and the strong fundamentals of Weave’s business and financial model make him the right person to help execute Weave’s strategic priorities to accelerate our growth.”

Additionally, Branden Neish will be joining Weave as Chief Product Officer, effective April 26. Neish, a product visionary and former CEO of Agemni and Co-Founder/CEO of Gear.com, will lead product strategy to build scalable and innovative solutions for Weave’s customers. Neish has driven product design, development and transformation at Progressive Leasing, Ancestry.com and General Motors, adding significant revenue to those businesses.

"These exciting additions to our executive team position us to continue accelerating Weave’s growth, product innovation and market leadership,” said Banks. “Branden and Brett will be instrumental in driving Weave’s vision to delight customers as the leading all-in-one communications and engagement platform for small and medium-sized businesses.”

Weave also announced that effective April 25, Marty Smuin, current Chief Operating Officer, will step down in connection with Mr. White’s appointment. Smuin will remain in an advisory role until June 1 to ensure a smooth transition. Additionally, Weave announced that its Chief Legal Officer, Wendy Harper, will be leaving Weave for a new opportunity effective May 2.

About Weave
Weave is a leading all-in-one customer communications and engagement software platform for small and medium-sized businesses. From the first phone call to the final invoice and every touchpoint in between, Weave connects the entire customer journey. Weave’s software solutions transform how local businesses attract, communicate with and engage customers to grow their business. The first Utah company to join Y Combinator, Weave has set the bar for Utah startup achievement & work culture. In the past year, Weave has been included in the Forbes Cloud 100, Inc. 5000 fastest-growing companies in America, and Glassdoor Best Places to Work. To learn more, visit www.getweave.com/newsroom/.

Contact: Kali Geldis
Director of Communications, Weave
pr@getweave.com